Exhibit 99.1

This Form 3 is being jointly filed by and on behalf of each of SRP Capital Advisors LLC, a Delaware limited liability company and investment adviser registered with the Securities and Exchange Commission ("SRP"), SRP Opportunities II GP, LP, and SRPO-II Partners I GP, LP, Delaware limited partnerships (the "General Partners"),
SRP Opportunities II, LP and SRPO-II Partners I, LP, Delaware limited partnerships that are private pooled investment vehicles
(the "Funds"), SRPO-II Manager, LP, a Delaware limited partnership (the "Relying Adviser"), Crestwood Exploration Partners, LLC, Palmetto Investment Partners, LLC, and Palmetto Investment
Partners II, LLC, Delaware limited liability companies
(the "Portfolio Investment Entities"), CWEP-SRPOII Investments, LLC, PIP-SRPOII Investments, LLC, and PIPII-SRPOII Investments, LLC, Delaware limited liability companies (the "Portfolio
Holding Companies"), William T. Fennebresque, and Ryan A. Turner.
The Portfolio Investment Entities are the direct beneficial owners of the securities covered by this Form 3. The securities covered hereby were acquired in connection with the previously disclosed transactions pursuant to (i) the purchase and sale agreement, dated as of April 14, 2021, by and between the Portfolio Investment Entities and the Issuer (which transaction closed on April 30, 2021) and (ii) the purchase and sale agreement, dated as of September 16, 2021, by and between Palmetto Investment Partners II, LLC and the Issuer (which transaction closed on September 24, 2021).
The Portfolio Holding Companies hold, and may be deemed to beneficially own securities owned by, the Portfolio Investment Entities. The Funds invest in and through, and may be deemed to beneficially own securities owned by, the Portfolio Holdings Companies. SRP Opportunities II, LP and SRPO-II Partners I, LP
(i.e., the Funds) hold an approximately 62% and 38% interest, respectively, in each of the Portfolio Holding Companies.
SRP Opportunities II GP, LP, and SRPO-II Partners I GP, LP
(i.e., the General Partners) are the general partners of SRP Opportunities II, LP and SRPO-II Partners I, LP, respectively. The Relying Adviser relies on SRP's registration as an investment adviser with the Securities and Exchange Commission and serves as the investment manager to and may be deemed to beneficially own securities owned by, the Funds. William T. Fennebresque and Ryan A. Turner are the Managing Partners of, and may be deemed to beneficially own securities owned by, the General Partners and Relying Adviser. William T. Fennebresque and Ryan A. Turner are the Managers of, and may be deemed to beneficially own securities owned by, SRP. In addition, William T. Fennebresque and
Ryan A. Turner are Managing Partners or Managers of each entity listed as a reporting person on this filing.